Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to The Advantest Corporation 2011 Equity Incentive Plan (for Verigy Ltd.) of our reports dated June 24, 2011, with respect to the consolidated financial statements of Advantest Corporation and subsidiaries, and the effectiveness of internal control over financial reporting of Advantest Corporation included in its Annual Report (Form 20-F) for the year ended March 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young ShinNihon LLC

Tokyo, Japan
July 19, 2011